FOR IMMEDIATE RELEASE

Centennial Resource Development, Inc. Appoints Vidisha Prasad to its Board of Directors Following the Retirement of Karl Bandtel

DENVER, July 22, 2021 (GLOBE NEWSWIRE) – Centennial Resource Development, Inc. (“Centennial” or the “Company”) (NASDAQ: CDEV) today announced that Vidisha Prasad has been appointed to its Board of Directors, effective immediately. Ms. Prasad will serve as a member of the Audit Committee and Nominating, Environmental, Social and Governance Committee. Additionally, Karl Bandtel announced his retirement from the Board, also effective today.

“We are very excited to welcome Vidisha to our Board of Directors,” said Steven Shapiro, Chairman of the Board. “Vidisha’s extensive oil and gas experience coupled with her strategic advisory and capital markets expertise will be a valuable asset to Centennial and our shareholders.”

Ms. Prasad is the Managing Partner of Adya Partners, a multi-strategy investment and advisory firm focused on private secondary investments, early-stage venture capital and strategic advisory in the energy, energy transition and technology sectors. Ms. Prasad brings nearly two decades of experience in energy investments, strategic and Board advisory, corporate mergers, asset acquisitions and divestitures, capital markets and restructuring. She has been involved in the execution and origination of more than $80 billion of domestic and cross-border M&A advisory, leveraged buyouts and capital raising transactions across the US, Europe and Asia. Prior to founding Adya Partners, Ms. Prasad was a founding member of Guggenheim Securities’ Energy Investment Banking practice. Prior to that, she was a member of Citi’s Global Energy Investment Banking Group. Ms. Prasad serves on the Energy 2.0 Committee of the Greater Houston Partnership and the Transportation Implementation Committee of the Houston Climate Action Plan. She also serves on the Board of the Grammy® award winning Houston Chamber Choir, where she chairs the Development Committee. She graduated with a Bachelor of Arts in Economics from the University of Rochester.

“In addition, on behalf of the Centennial Board, the Company and all of its employees, I’d like to thank Karl for his dedicated and insightful service to Centennial since the Company first became public in 2016. His guidance and thoughtfulness have been instrumental in helping to navigate the Company since our public debut. We will miss him and wish him the very best in the future,” said Mr. Shapiro.

About Centennial Resource Development, Inc.

Centennial Resource Development, Inc. is an independent oil and natural gas company focused on the development of oil and associated liquids-rich natural gas reserves in the Permian Basin. The Company’s assets and operations, which are held and conducted through Centennial Resource Production, LLC, are concentrated in the Delaware Basin, a sub-basin of the Permian Basin. For additional information about the Company, please visit www.cdevinc.com.

Contact:

Hays Mabry
Director, Investor Relations
(832) 240-3265
ir@cdevinc.com

SOURCE Centennial Resource Development, Inc.